Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

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Tony Thene	Kevin G. Lowery
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ALCOA NAMES HUBER PRESIDENT- ALCOA EUROPEAN REGION

New York, NY – May 12, 2006 – Alcoa today announced it has named Rudolph P. (Rudi) Huber, 52, President – Alcoa European Region, responsible for coordinating human resources, media, legal, and government affairs for Alcoa’s operations in the European region, including Russia. Huber replaces Ricardo (Ric) Belda, 61, who will end his 38-year career with Alcoa at the end of 2006.

Huber currently oversees Alcoa’s Global Business Services and is the Company’s CIO, where he is responsible for leveraging the global transactional processes for finance and human resources and expert services for information technology and procurement. In his new role, he will help coordinate Alcoa’s activities and profile across Europe, where the company has 100 facilities in 16 countries and more than 39,000 employees. Alcoa European revenues in 2005 were approximately $6 billion.

Huber will continue to report to Joseph Muscari, Alcoa’s Executive Vice President and Chief Financial Officer. He will be based in Geneva, Switzerland at the Company’s European headquarters.

“During Ric’s 38 years with Alcoa he held significant general management roles on three continents that laid the groundwork for global growth,” said Alain Belda, Alcoa Chairman and CEO.

“Most recently, Ric led a team that transformed our European operations, doubling the number of facilities from 1998, tripling revenues and moving the company into new countries. He also has overseen the important integration of our new Russian facilities into Alcoa. He has driven results, and has set the stage for continued value creation for shareowners,” said Belda.

In 1998 Alcoa’s European operations consisted of 48 facilities, 18,000 employees in 12 countries, and revenues of $2.1 billion.

Rudi Huber

Rudolph P. (Rudi) Huber was named a vice president of Alcoa and Chief Information Officer (CIO) in 2000, leading the strategic direction and integration of Alcoa’s global information systems. In 2003, he took on responsibility for Alcoa’s Global Business Services organization and continued as CIO. His accountability for Alcoa’s Global Business Services group included leveraging the global transactional processes and expert services for information technology, finance, procurement and human resources, with the focus of combining the regional organizations into one global structure.

Huber joined Alcoa in 1981 in Lausanne, Switzerland as credit manager in Europe, progressing to treasurer, European region in 1986. Two years later, he moved to Pittsburgh where he held several positions in the Finance organization until being named assistant treasurer in 1991. He returned to Lausanne a year later as director of finance and administration, Europe and chief financial officer for Alcoa Italia. In 1997 he moved to Perth, Western Australia as director of finance for Alcoa of Australia. He returned to the U.S. in 2000 as vice president and CIO based in Pittsburgh, Pennsylvania and moved to New York in 2003 when he assumed his most recent position.

Rudi received a finance and management degree in 1975 from the School for Commerce in Lucerne and a second degree in higher economics in 1982 from the Institute for Management Education, Berne, Switzerland. He was named a fellow of the U.K. Institute of Chartered Secretaries and Administrators in 1998.

Ric Belda

Ricardo E. (Ric) Belda was named President Global Extruded and End Products in 2005. In this new position, Ric used his expertise in driving growth by providing the vision and strategy to bring the extrusions business unit to world class performance. At the same time, Ric continued serving as the President of Alcoa Europe with chief responsibility for overseeing the integration of Alcoa’s Russian facilities. In addition, he coordinated expansion projects in Europe, negotiations on energy contracts and public strategy issues. Ric previously was group president, Alcoa Europe, a position he assumed in 2000. He is a member of Alcoa’s Executive Council, the senior leadership group that provides strategic direction for the company and has been an executive vice president of Alcoa since 2001.

Ric joined Alcoa Aluminio, Alcoa’s Brazilian affiliate, in 1968 in purchasing. In 1971 he began a series of sales assignments including general sales manager for Alcoa Aluminio. In 1981, he moved to the U.S. in a sales assignment with Alcoa Conductor Products Company, a former subsidiary. He returned to Alcoa Aluminio in 1983 as manager of an electrical conductor plant. In 1987 he was named general manager of Aluminio’s Flat Rolled Products Division and elected a director of Alcoa Aluminio. He was named executive director of the Mill Products Division of Alcoa Aluminio in 1991. Ric was named president of Alcoa Netherlands in 1995 and in 1997 took on additional responsibility for extrusions and end products for Europe. In 2000, he was named president of Alcoa Europe and elected a vice president of Alcoa.

Ric holds an undergraduate degree in business administration and a master’s degree in economics, both from Mackenzie University in Sao Paulo, Brazil.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 43 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com